Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Nuveen Investments, Inc.:

We consent to the use of our report dated March 13, 2014 included herein and to the references to our firm under the headings “Summary Historical Consolidated Financial and Operating Data”, “Selected Consolidated Financial and Operating Data” and “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois

March 13, 2014